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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE

                     ATLANTIC PREMIUM BRANDS, LTD. ANNOUNCES
                            STOCK REPURCHASE PROGRAM

         Northbrook, Illinois, November 30, 1999 - Atlantic Premium Brands, Ltd. (AMEX: ABR) announced today that its Board of Directors has authorized the purchase of up to $.5 million of the company's common stock. Purchases will be made from time to time in the open market or in privately negotiated transactions as market conditions warrant.

         "We believe in our strategy and in our ability to execute it in a timely manner. As a result, we think buying back Atlantic Premium Brands stock is an excellent investment for shareholders," said Alan F. Sussna, Chief Executive Officer. "At the same time we believe our current and projected cash and debt positions provide flexibility to make new investments, execute the stock repurchase program, and maintain sound financial integrity."

         Atlantic Premium Brands, Ltd., through its operations in Texas, Louisiana, Kentucky and Oklahoma, manufactures, markets and distributes food products for customers in a twelve-state region. Through its operations, the Company markets and distributes its own branded processed meat products under brand names including Blue Ribbon, J.C. Potter, Richard's, Carlton, Grogan's Farm, Partin's Country Sausage, Texas Traditions, Favorite Country Recipes, and Cajun Favorites.

         Atlantic Premium Brands, Ltd. wants to provide stockholders and investors with meaningful and useful information. Therefore, this press release contains forward-looking information, describes the Company's belief concerning future business conditions, and the outlook of the Company based on currently available information. Whenever possible, the Company has identified these "forward looking" statements by words such as "ability to," "projected," "believe," and similar expressions. These forward looking statements are subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed in these statements. These risks and uncertainties include the following: risks associated with the acquisitions including the integration of acquired businesses, new product development and other aspects of the Company's business strategy; uncertainty as to evolving consumer preferences: customer and supplier concentration; the impact of competition; and sensitivity to such factors as weather and raw material costs. Readers are encouraged to read the Company's Annual Report on Form 10-K, its Current Report on Form 8-K date June 4, 1997 and other reports filed with the Securities and Exchange Commission for a more complete description of these factors. The Company assumes no obligation to update the information contained in this press release.

Contact:     Thomas M. Dalton, Sr. Vice President & Chief Financial Officer
Telephone:   847-412-6200
Website:     http://www.atlprem.com